EXHIBIT 99.1



                           FLAG FINANCIAL CORPORATION

                                             Contact:  Katie Bows (404) 760-7712

FOR  IMMEDIATE  RELEASE

         FLAG FINANCIAL CORPORATION REPORTS 2003 SECOND QUARTER RESULTS

ATLANTA, GA. (JULY 17, 2003) - Flag Financial Corporation (Nasdaq: FLAG) today announced net income of $1,522,000 or $0.17 per share for the quarter ended June 30, 2003. This represents improvements of 17% and 13%, respectively, over the same quarter in 2002. For the six-month period ending June 30, 2003, Flag Financial reported net income of $3,029,000 or $0.34 per diluted share, compared to 2002 when a net loss of $4,733,000 was reported. Flag Financial's net loss in 2002 resulted from restructuring and other charges taken in the first quarter totaling $6,028,000 after tax.

IMPROVEMENTS IN FUNDING AND INTEREST EXPENSE

Lower interest expense offset substantially all of the decrease in interest income for the second quarter. Interest expense for the quarter ended June 30, 2003 was $2.6 million, a decrease of 10.3%. This lower level of interest expense occurred despite a 20% increase in total funding as Flag Financial's efforts to improve the funding mix have been successful. Demand deposits (interest bearing and non-interest bearing) comprised 46% of total funding compared to June 30, 2002 levels of only 36%.

CREDIT QUALITY IMPROVEMENTS

Non-performing assets at June 30, 2003 were $9.4 million representing 1.50% of total assets. This compares to $11.5 million at June 30, 2002 and $11.1 million at December 31, 2002. Flag Financial's provision for loan losses during the second quarter of 2003 was $315,000 compared to $150,000 in 2002. The increase in the provision reflected growth in the loan portfolio during 2003.


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Flag Financial Corporation is a bank holding company whose wholly owned subsidiary is Flag Bank. The Flag Financial franchise consists of 24 offices, including 18 full-service banking offices and four mortgage/loan production offices, in 13 counties in Georgia. Flag Financial's common stock is traded on the Nasdaq Stock Market under the ticker symbol "FLAG."

Flag Financial from time to time becomes aware of rumors concerning its business, prospects and results of operations. As a matter of policy, Flag Financial does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and other unsubstantiated information. Flag Financial complies with federal and state laws applicable to the disclosure of information concerning its business, prospects and results of operations. Investors may be at significant risk in relying on unsubstantiated information from other sources.

                                      # # #


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
FLAG FINANCIAL CORPORATION
Financial Summary
Dollars in thousands except per share information
Unaudited


                                   Three months ending June 30,
                                         2003       2002
Interest income                        $  8,726   $  9,116
Interest expense                          2,606      2,882
                                       ---------  ---------
  Net interest income                     6,119      6,234
Provision for loan losses                   315        150
                                       ---------  ---------
  Net interest income after provision
    for loan losses                       5,804      6,084
Non-interest income                       3,537      1,833
Non-interest expense                      7,083      6,239
                                       ---------  ---------
  Income before taxes                     2,258      1,678
Provision for income taxes                  736        376
                                       ---------  ---------
  Net income                              1,522      1,302
                                       =========  =========

Basic earnings per share               $   0.18   $   0.16
Diluted earnings per share             $   0.17   $   0.15

Net interest margin                        4.52%      5.15%
  Yield on earning assets                  6.23%      7.53%
  Cost of funds                            1.89%      2.47%
Efficiency ratio                          73.22%     77.17%
Net overhead ratio                         2.27%      3.21%

Return on average assets                   0.97%      0.95%
Return on average equity                   9.65%      9.03%

QUARTER ENDING BALANCES
-----------------------
Total assets                           $623,426   $537,661
Earnings assets                         564,220    493,158
Gross loans outstanding                 393,515    356,526
Deposits                                496,722    413,299
Shareholders' equity                   $ 63,655   $ 59,329

QUARTERLY AVERAGES
------------------
Total assets                           $625,264   $532,610
Earnings assets                         562,504    485,675
Gross loans outstanding                 388,302    346,046
Deposits                                497,629    417,005
Shareholders' equity                   $ 63,084   $ 57,674

FTEs at quarter end                         246        263
Total assets per FTE                   $  2,534   $  2,044
Earning assets to total assets             90.5%      91.7%

Gross loans to total deposits              79.2%      86.3%
Demand deposits to total deposits          51.8%      39.7%
CDs to total deposits                      43.1%      54.1%

Book value at quarter end              $   7.50   $   7.07
Tangible book value at quarter end     $   5.73   $   6.14


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
FLAG FINANCIAL CORPORATION
Financial Summary
Dollars in thousands except per share information
Unaudited


                                          Six months ending June 30,
                                                2003       2002
Interest income                               $ 17,807   $ 17,946
Interest expense                                 5,450      6,527
                                              ---------  ---------
  Net interest income                           12,357     11,419
Provision for loan losses                          571      4,204
                                              ---------  ---------
  Net interest income after provision
    For loan losses                             11,786      7,215
Non-interest income                              5,990      3,735
Non-interest expense                            13,372     18,568
                                              ---------  ---------
  Income before taxes and extraordinary item     4,404     (7,618)
Provision for income taxes                       1,375     (3,050)
                                              ---------  ---------
  Income before extraordinary item               3,029     (4,568)
Extraordinary item, net of tax                       0       (165)
  Net income                                  $  3,029   $ (4,733)
                                              =========  =========

Basic earnings per share                      $   0.36   $  (0.59)
Diluted earnings per share                    $   0.34   $  (0.59)

Net interest margin                               4.51%      4.72%
  Yield on earning assets                         6.29%      7.41%
  Cost of funds                                   1.95%      2.78%
Efficiency ratio                                 72.48%    121.77%
Net overhead ratio                                2.33%      5.50%

Return on average assets                          0.96%    (1.76%)
Return on average equity                          9.73%   (16.50%)

YEAR TO DATE AVERAGES
---------------------
Total assets                                  $633,019   $537,448
Earnings assets                                571,290    488,375
Gross loans outstanding                        386,493    348,405
Deposits                                       505,819    425,655
Shareholders' equity                          $ 62,301   $ 57,375


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